Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:

Daniel W. Muehl, CFO, Physiometrix Inc., 978-670-2422

Physiometrix Announces $8.2 Million Private Placement Financing

NO. BILLERICA, Mass. December 3, 2003 – Physiometrix, Inc. (NASDAQ SCM: PHYX) announced today that it has entered into a definitive agreement for gross proceeds of approximately $8.2 million in a private placement of common stock. The group of investors includes Special Situations Funds, Winslow Management Company, A division of Adams Harkness & Hill, Med-Cap Partners LP, Valor Capital Management and Pro-Med Partners. Physiometrix will issue approximately 5.0 million shares of common stock based on the average of the closing bid prices for the five trading days ended December 1, 2003. In conjunction with the financing, the company will issue warrants to purchase additional shares of its common stock. The company intends to use the net proceeds from the private placement to advance its commercialization efforts for the PSA 4000 anesthesia monitoring system and other general corporate purposes.

“We are gratified to have received such a positive response to our financing efforts.” said John A. Williams, president and chief executive officer of Physiometrix. “We believe it is a strong indicator of the value of our technology and we are very proud of the roster of well-respected investors. “concluded Williams.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.  The common stock has not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Physiometrix has agreed to file a registration statement covering resales of the shares of common stock by the investors, including any common stock issuable upon exercise of the warrants.

Designed for use by anesthesiologists and critical care specialists, the PSA 4000 is a device that enables clinicians to monitor and manage a patient’s level of consciousness under anesthesia in the operating room or intensive care unit.  The PSA 4000 has the potential to enhance patient care, improve recovery times and save lives in hospitals across the U.S. and around the world. Physiometrix Inc. designs, manufactures and markets noninvasive medical products — based on novel gel materials, sophisticated signal-processing electronics technologies, and proprietary software — for use in anesthesia-monitoring during surgical procedures

Safe Harbor Statement

Statements in this press release regarding Physiometrix’s growth and future business results of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, revenue estimates, dependence on existing and future products, uncertainty of market acceptance, intense competition, partnership agreements, and government regulations, especially regulatory approvals.  Other relevant risks are described in the Company’s Form 10-K filed March 28, 2003 and Form 10Q dated November 14, 2003, with the SEC.

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